Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

United States Steel Corporation

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$12,814,107,956.31	0.00014760	$1,891,362.33
Fees Previously Paid	-		-
Total Transaction Valuation	$12,814,107,956.31
Total Fees Due for Filing			$1,891,362.33
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$1,891,362.33

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 18, 2023, by and among Nippon Steel North America, Inc., 2023 Merger Subsidiary, Inc., solely as provided in Section 9.13 therein, Nippon Steel Corporation, and United States Steel Corporation.

(i)	Title of each class of securities to which transaction applies: Common Stock, $1.00 par value per share (“Common Stock”), of United States Steel Corporation (the “Registrant”).

(ii)

Aggregate number of securities to which transaction applies:

As of the close of business on January 18, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 233,360,802, which consists of (a) 223,692,042 issued and outstanding shares of Common Stock; (b) 3,425,604 shares of Common Stock underlying Company RSU Awards; (c) 4,758,048 shares of Common Stock underlying Company PSU Awards (assuming maximum performance with respect to applicable performance goals); (d) 742,675 shares of Common Stock underlying Company DSU Awards and (e) 742,433 shares of Common Stock underlying Company Option Awards with an exercise price below the merger consideration of $55.00.

(iii)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (1) 232,618,369 shares of Common Stock (including 3,425,604 shares of Common Stock underlying Company RSU Awards, 4,758,048 shares of Common Stock underlying Company PSU Awards (assuming maximum performance with respect to applicable performance goals) and 742,675 shares of Common Stock underlying Company DSU Awards that are exchangeable for cash in the Merger) multiplied by (2) the merger consideration of $55.00 and (b) the product of (1) 742,433 shares of Company Stock underlying Company Option Awards with an exercise price below the merger consideration of $55.00 multiplied by (2) $27.07, which is the excess of the merger consideration of $55.00 over $27.93, which is the weighted average exercise price of such outstanding Company Option Awards (the sum of (a) and (b), collectively, the “Total Consideration”). The filing fee equals the product of the Total Consideration multiplied by 0.00014760.